Exhibit 7.05

JOINT FILING AGREEMENT

The parties listed below agree that the Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them without the necessity of filing additional joint filing agreements. This Agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: June 15, 2020

XD. Engineering Plastics Company Limited

By: /s/ Jie Han

Name: Jie HAN

Title: Authorized Signatory

Jie HAN

By: /s/ Jie Han

Faith Dawn Limited

By: /s/ Jie Han

Name: Jie HAN

Title: Authorized Signatory

Faith Abundant Limited

By: /s/ Jie Han

Name: Jie HAN

Title: Authorized Signatory